UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2020

Akcea Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38137	47-2608175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Boston Wharf Road 9th Floor Boston, MA		02210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 207-0202

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	AKCA	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2020, Akcea Therapeutics, Inc. (the “Company”) appointed Robert Dolski as principal financial and accounting officer of the Company. Mr. Dolski has served as Vice President, Finance of the Company since May 2019, and will serve as principal financial and accounting officer on a temporary basis until a replacement principal financial and accounting officer joins the Company.

Mr. Dolski, age 50, joined the Company in May 2019 as Vice President, Finance, responsible for Akcea’s accounting operations, securities filings reporting, financial planning and treasury activities. Prior to joining Akcea, from June 2016 to May 2019, Mr. Dolski was Vice President, Head of Financial Planning and Analysis at Moderna, Inc. and from December 2013 to June 2016, Mr. Dolski was Senior Director, Finance at Forum Pharmaceuticals Inc. In addition, from January 2013 to November 2013, Mr. Dolski was an independent finance consultant to multiple healthcare, start-up companies, and from April 2007 to December 2012, Mr. Dolski was with Human Genome Sciences Inc., serving in various leadership roles, including as Vice President, Finance and Treasury where he helped build the financial planning and analysis function.

On May 23, 2019, the Company and Mr. Dolski entered into a severance benefit agreement (the “Severance Benefit Agreement”). Under the terms of the Severance Benefit Agreement, Mr. Dolski will be eligible to receive medical benefit continuation, and a lump sum severance payment equal to (i) 9 months of his then-current base salary if his employment is terminated without cause or by him for good reason, or (ii) if, as a result of a change in control (as defined in the Severance Benefit Agreement) of the Company, his employment is terminated without cause or by him for good reason, 12 months of his then-current base salary plus an amount equal to his target annual cash performance bonus for the year of termination multiplied by a fraction set forth in the Severance Benefit Agreement. In addition, if, in connection with a change in control, an equity award granted to Mr. Dolski is assumed or continued by the acquirer entity but his employment is terminated without cause or by him for good reason, or an equity award granted to Mr. Dolski is not assumed or continued by the acquirer entity (or substituted for a similar award of the acquirer entity), then any unvested portion of the equity award will become vested effective immediately prior to the consummation of such change in control.

The Severance Benefit Agreement will remain in effect as long as Mr. Dolski continues to be employed by the Company. As a condition to receiving payments under the Severance Benefit Agreement, Mr. Dolski is required to return all of the Company’s property and sign an agreement releasing the Company from liability. The foregoing description of the Severance Benefit Agreement does not purport to be complete and is qualified in its entirety by the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Mr. Dolski is also eligible to enter into the Company’s standard form of indemnification agreement.

There are no family relationships between Mr. Dolski and any director or executive officer of the Company, and Mr. Dolski is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing descriptions of the 2015 Equity Incentive Plan and form of indemnification agreement do not purport to be complete and are qualified in their entirety by the full text of the 2015 Equity Incentive Plan and form of indemnification agreement, copies of which are filed as Exhibits 10.2 and 10.3, respectively, to the Company’s Current Report on Form 8-K filed September 5, 2017, both of which are incorporated by into this Item 5.02 by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Severance Benefit Agreement between the Company and Robert Dolski dated May 23, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AKCEA THERAPEUTICS, INC.

Date: April 29, 2020	By:	/s/ Joshua F. Patterson
Joshua F. Patterson
General Counsel